Exhibit 99.2

IMPLANT SCIENCES CORPORATION

THIRD QUARTER FISCAL 2014

EARNINGS CONFERENCE CALL SCRIPT

May 15, 2014

CFO – Roger Deschenes

Thank you. I'd like to welcome everyone to Implant Sciences' Third Quarter Fiscal 2014 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call this afternoon are Glenn Bolduc, President and Chief Executive Officer, Bill McGann, Chief Operating Officer, Darryl Jones, Vice President, Sales and Marketing and joining us remotely is Bob Liscouski, a Director of the Company and a former Assistant Secretary for U.S. Infrastructure Protection with the Department of Homeland Security under Governor Ridge. We will begin by providing a brief financial report on the Company’s Fiscal 2014 results for the three and nine months ended March 31, 2014.  Glenn will provide a market overview and discuss recent developments. Following our prepared remarks, we will open the call up for questions from today’s participants.

During this afternoon‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on May 15, 2014 and stated during this conference call, as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as amended, which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 44239175.  Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, May 15th, 2014.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

Roger Deschenes - Implant Sciences Corp. – Chief Financial Officer

On May 15, 2014, we issued an earnings press release summarizing the Company’s financial performance for the three and nine months ended March 31, 2014.  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, was filed with the Securities and Exchange Commission, today, May 15, 2014.

Review of fiscal results

Our revenues for the three months ended March 31, 2014 were $2,708,000 as compared with $1,262,000 for the comparable prior year period, an increase of $1,446,000, or 114.6%. For the nine months ended March 31, 2014, revenues were $7,023,000 as compared with $9,615,000 for the prior year period, a decrease of $2,593,000, or 27.0%.  The revenue increase in the three months ended March 31, 2014 is due primarily to increased shipments of our QS-B220 to Asia and Europe, for use in infrastructure protection and air cargo screening and increased shipments of QS-H150 handheld units in Latin America.

For the nine months ended March 31, 2014, revenues decreased primarily due to the shipment of QS-H150 handheld units under our contract with the India Ministry of Defence in the prior year period, partially offset by increased sales of our QS-B220 benchtop units to U.S. air cargo screening facilities, increased shipments into Latin America, Europe and agencies of the U.S. government, which speaks to the investment we have made in our sales team and their efforts to strengthen our sales channel.

Average unit sell prices on sales of our QS-H150 handheld units, for the three and nine months, decreased 12.3% and 3.2%, respectively.

We’re continuing to see improvement in our gross margin which for the three months ended March 31, 2014 was $806,000 or 29.8% of revenues as compared with $303,000 or 24.0% of revenues for the prior year period.  For the nine months ended March 31, 2014, gross margin was $2,189,000 or 31.2% of revenues as compared with $2,732,000 or 28.4% of revenues.

The decrease in gross margin dollars, for both the three and nine months ended March 31, 2014, is due primarily to decreased sales of QS-H150 handheld units. The increase in the gross margin percentage, for both the three and nine months ended March 31, 2014, is primarily the result of decreased stock-based compensation recorded on stock option grants to officers and directors in September 2012, partially offset by an increase in manufacturing personnel costs and increased occupancy costs, as compared to the prior year period.

Research and development expense for the three months ended March 31, 2014 was $1,179,000 as compared with $1,116,000 for the comparable prior year period, an increase of $63,000 or 5.6%.  Research and development expense for the nine months ended March 31, 2014 was $3,601,000 as compared with $3,521,000 for the comparable prior year period, an increase of $80,000 or 2.3%. The increase in research and development expense, for the three and nine month periods, is due primarily to increased payroll, related benefit costs and occupancy costs, offset partially by decreases of $78,000 and $487,000, respectively, in stock-based compensation recorded on the September 2012 officer and director option in the current period.

Selling, general and administrative expenses for the three months ended March 31, 2014 were $2,845,000 as compared with $3,191,000 for the comparable prior year period, a decrease of $346,000, or 10.8%. For the nine months ended March 31, 2014, selling, general and administrative expenses were $8,939,000 as compared with $17,115,000 for the comparable prior year period, a decrease of $8,176,000, or 47.8%. The decrease in selling, general and administrative expenses, for the three and nine month periods, is due primarily to decreased stock-based compensation recorded on the September 2012 officer, partially offset by increases in several administrative expenses, which are noted in the earnings release.

For the three months ended March 31, 2014, other expense was $1,721,000 as compared with other expense of $1,335,000, for the prior year period, an increase of $386,000. For the nine months ended March 31, 2014, other expense was $4,990,000 as compared to $3,906,000, for the prior year period, an increase of $1,084,000. The increase is due to increased interest expense on higher borrowings under our credit facility with DMRJ, and to a lesser extent in the nine month period, borrowings under a new senior secured promissory note.

Our net loss for the three months ended March 31, 2014 was $4,939,000 as compared with a net loss of $5,339,000 for the comparable prior year period, a decrease in the net loss of $400,000. The decrease in the net loss is primarily due higher sales and gross margin and by decreased stock-based compensation recorded on the September 2012 officer and director option grants in the three months ended March 31, 2014, offset partially by increased operating expenses and increased interest expense.

 Our net loss for the nine months ended March 31, 2014 was $15,341,000 as compared with a net loss of $21,810,000 for the comparable prior year period, a decrease of $6,469,000.  The decrease in the net loss is primarily due to the decrease in stock-based compensation recorded on the September 2012 officer and director option grants in the nine months ended March 31, 2014, partially offset by increased operating expenses and increased interest expense

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $779,000 for the three months ended March 31, 2014, compared to $1,679,000 in the prior year period and amounted to $3,128,000 for the nine months ended March 31, 2014, compared to $12,807,000, in the prior year period.

Our EPS for the quarter was a loss of $0.08 / share, which if adjusted for stock-based compensation, the loss is reduced to $0.07 / share, which is in line with analyst estimates.

That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger. We would also like to thank all of the participants joining us on today’s call.

In his book, Only the Paranoid Survive, Andy Grove, co-founder of Intel, introduces the concept of Strategic Inflection Points by writing, “a strategic inflection point is a time in the life of a business when its fundamentals are about to change. That change can mean an opportunity to rise to new heights. But it may just as likely signal the beginning of the end.”

Implant Sciences went through its own strategic inflection point a few years ago. We knew we had to change or die. We knew that the road ahead would be difficult. We made the commitment to transform the business, and we entered what Mr. Grove calls “the Valley of Death”.

Today we are successfully emerging from one inflection point and preparing to enter another. We have a clear picture of our strategic advantages and feel empowered to capitalize on them. We are ready to take on a leadership role in the market in order to capture significant share and drive new opportunities through demand creation.

Our vision from the beginning has been to build a sustainable business for the future, one that would grow and return value to our shareholders. Fortunately for us, we found an investment partner that shares this vision, Platinum Partners in New York. With their support we have been able to make the investments necessary to turn our vision into a reality. We have assembled what many consider to be the best trace detection team in the industry. We have designed and built a product that knowledgeable experts have called the best detector in the business. We have invested in our sales channel, we have moved into a modern facility, and we have built a top notch manufacturing team.

All of this brings us to the results for our third quarter which ended on March 31st. The third quarter was a strong one for the company. Our $2.7 million in revenue is more than double the amount from the comparable period last year. What’s more, excluding the India MoD shipment, our year to date revenue numbers are also approximately double those from last year.

Historically, third quarter revenues represent 15 to 20 percent of our annual business. If this relationship were to hold true for our most recent third quarter results, it would yield the biggest year in Company history, and that’s before adding in any sales to TSA. While every reputable financial advisor in the world will tell you that past performance is no indicator of future results, this is the kind of growth we have been aiming towards ever since we made the decision to focus on the trace detection business at our earlier inflection point. It is also the kind of growth that will lead to a strong, sustainable business.

We believe that this growth is the result of several factors, with one of the largest being our growing list of international certifications. These certifications provide unbiased proof of the performance capabilities of our equipment. In the third quarter we were proud to add approvals from the Chinese Ministry of Public Security and the German Federal Ministry of the Interior. We will add that we aren’t, by any means, done yet.

We also credit our investment in our sales team and their efforts in strengthening our sales channel. Overall, we would say that our non-US Government business is on track with our plans and expectations.

The milestone we still need to achieve to unlock our full US Government business potential is the addition of the QS-B220 to the Qualified Products List, also called the QPL. This is TSA’s designated list of products that it purchases from directly for use in checkpoint and checked baggage operations. As we have discussed before, getting added to the QPL is a three stage process of laboratory testing, also known as IT&E, testing at TSIF, and then operational testing and evaluation in actual airports, or OT&E.  When we spoke last quarter, we were just starting OT&E. As of today we believe we are nearing the end of it. We are literally counting down the days and feel confident about our systems performance!

Things have taken longer than we hoped because ours is a new design in the industry. The QS-B220 works somewhat differently than previous generations of trace detection equipment, and the differences can manifest themselves operationally. Some differences have necessitated training, explanation, or evaluation for the testers to fully understand. Each of these requires a little extra time and effort on the part of the TSA team to resolve, occasionally as much as a few days. This may be the source of the rumors you have heard about testing being halted.

As of today we are not aware of any deficiencies that will prevent the system from passing OT&E. We have had service personnel stationed near the airports where the QS-B220 is being tested. Thus far they have received a minimal number of service requests and our overall statistics on operational support have been very good by our accounting. Those who remember the Maytag repairman TV commercials may have some insight in how our service personnel are starting to feel.  Of course, during this period we have no access to the TSA data collection; but based on the data our field support teams are collecting, our metrics are strong. From where we sit, all we see is TSA doing a very thorough job of testing and evaluating a piece of equipment that we expect will soon be protecting travelers in the United States.

While we could wish the process was faster, our ultimate objectives are being met and our new ETD system has gained the recognition that it deserves in the process. The time spent over the past couple of months in familiarizing screening operators at the designated airports is not only building confidence with TSA personnel, but is also providing invaluable experience for our installation, training, and field service teams.  All of this is required to establish the proper rhythm of delivering, operating and maintaining new systems in the field for the decades ahead. These ARE the critical aspects of the OT&E process and our experience to date with the TSA has been positive.

Separate from the OT&E process, but yet another indicator of the future opportunity for the QS-B220 is the CRADA we recently signed with the U.S. Department of Homeland Security's Transportation Security Laboratory, or TSL. The purpose of this CRADA is for the laboratory to use the newly approved QS-B220 as a gold standard explosives trace detector for assessing new threats and defining future standards. This means that TSL will be using Implant Sciences’ technology to help shape the explosives detection security environment of tomorrow. Our relationship with TSL remains strong and we are committed to sustaining it.

It is no secret, or surprise, that despite this growth in revenue the Company continues to operate at a loss. That is because we have invested in the infrastructure to meet our next major step along the path to our goal of building a sustainable Company— that is to be ready to install and support our products at airports across the United States and the world. This has required scaling up our organization to handle much larger volumes of production, sales, and support in advance of receiving revenues. The fact of the matter is to play at this level in the industry you have to prove you are ready before you get the order.

To secure our ability to reach the goal, we have been searching for additional investment. In our third quarter we were successful in attracting another group to share our vision. Their $20 million investment, combined with Platinum’s agreement to extend the maturity of our existing debt to March 31st of next year, provides us with the ability to keep the “pedal to the metal” while we finish the work that we began some five years ago.

An example of this is the recent hiring of Jonathan Saunders as Manufacturing Manager and Garry Haacke as Test Manager. Jonathan brings an extensive background in manufacturing operations to our growing production floor, and his joining the team is an important part of ramping up our production capability. Garry will be using his background in Chemistry and Instrumentation Technology to help make sure our products are of the best possible quality.

Another important part of reaching our goal is the completion of our new combined quality and environmental management system. We announced earlier this week that our system had been reviewed by an independent auditor and recommended for registration under both ISO9001 and ISO14001. We are very pleased to be able to inform you today that we have received our final registration certificates. This achievement establishes our credibility as a world class organization with proven capabilities to deliver and support quality products while remaining sensitive to our impact on the global environment.

These three pieces, increased financial backing, manufacturing leadership, and the new business management system, have come together at just the right time. We have recently begun the largest single production run of ETD systems in Company history, a quantity of systems that will be necessary to fill the orders we see coming in over the next few months. This run is bigger than that which we needed to fulfill the Beijing Olympics order. It is more trace detectors than we built for India MoD. One of the most exciting moments in our recent company history was determining that we absolutely had to begin manufacturing this large quantity of systems.

None of this would have been possible without the strong backing of Platinum. Their commitment to helping us buld lasting value for our shareholders has been one of the cornerstones of our success. We thank them for their support and guidance over the years. We also thank our investors who have stood by us through thick and thin. We hope to be seeing more “thick” very soon.

Speaking at the annual meeting of the Academy of Management in August, 1998, Andy Grove said, “key warning signs that hint that the change you are dealing with make a Strategic Inflection Point is when it is clear to you that all of a sudden the company or the entity that you worry about has shifted. You have dealt with one particular company or establishment as a competitor all your life and all of a sudden you don't care about them, you care about what somebody else thinks. I have this mental silver bullet test. If you had one bullet, who would you shoot with it? If you change the direction of the gun, that is one of the signals that you may be dealing with something more than an ordinary shift in the competitive landscape.”

Ask our competitors where they stand on the silver bullet test. We’re pretty sure that they’ve changed the direction of their guns lately, and that’s a sign of a Strategic Inflection Point we should all be pretty excited about.

Thank you for participating in today’s conference call and for your continued interest in Implant Sciences. We will now take your questions.

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